Exhibit 23.3

INDEPENDENT AUDITORS' CONSENT

        We consent to the use in this Registration Statement of Computer Sciences Corporation on Form S-4 of our report dated October 11, 2002 (November 7, 2002 as to Note 21 and December 23, 2002 as to Note 24) (which report expresses an unqualified opinion and includes an explanatory paragraph related to the revision of the financial statements), appearing in the Prospectus, which is part of this Registration Statement.

        We also consent to the reference to us under the headings "Changes In And Disagreements With Accountants On Accounting And Financial Disclosures" and "Experts" in such Prospectus.

Deloitte & Touche LLP

McLean, Virginia
December 23, 2002